UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 7, 2017
Date of Report

Q BioMed Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-193328	46-4013793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Ortoli Rosenstadt LLP 501 Madison Avenue, 14th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 588-0022
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

On April 10, 2017, we issued a press release entitled “Q BioMed Inc. Completes Final Closing on $4,000,000 Funding”. A copy of the press release is furnished herewith as Exhibit 99.1.

The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section.  The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Act or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference.

Item 8.01                      Other Events.

We entered into a securities purchase agreement, dated November 29, 2016 and as amended on March 8, 2017, with an accredited investor to place Convertible Debentures (the “Debentures”) with a maturity date of one year after the issuance thereof in the aggregate principal amount of up to $4,000,000 in three separate tranches. We closed on the three tranches as follows:

•	on November 30, 2016, we sold $1,500,000 of Convertible Debentures to the accredited investor,

•	on March 10, 2017, we sold $1,000,000 of Convertible Debentures to the accredited investor, and

•	on April 7, 2017, we sold $1,500,000 of Convertible Debentures to the accredited investor.

The Convertible Debentures bear interest at 5% per annum.  The principal and interest thereon may be converted at any time on or prior to maturity at the lower of $4.00 or 93% of the average of the four lowest daily VWAPs during the 10 consecutive trading days immediately preceding the conversion date, provided that as long as we are not in default under the Debenture, the conversion price may never be less than $2.00.  We may not convert any portion of a Debenture if such conversion would result in the holder beneficially owning more than 4.99% of our then issued and common stock, provided that such limitation may be waived by the holder with 65 days’ notice. To date, the holder of the Convertible Debentures has converted $274,863 of principal and interest on the Convertible Debentures into 84,640 shares of our common stock.

Item 9.01                      Financial Statements and Exhibits.

Exhibits.

99.1	Press Release entitled “Q BioMed Inc. Completes Final Closing on $4,000,000 Funding”, dated November April 10, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q BioMed Inc.
Date: April 10, 2017	By: /s/ Denis Corin Name: Denis Corin Title: President